Exhibit 10.11

Approved December 17, 2009
Effective January 1, 2010

Federal Home Loan Bank of Topeka
Board of Directors
Compensation Policy

This policy governs the compensation of individuals serving as directors of the Federal Home Loan Bank of Topeka (Bank).  Directors shall be compensated through board meeting attendance fees.  Differentials in meeting attendance fees for the chair, vice chair and the various committee chairs shall reflect the additional responsibility assumed by these directors.

1.
Compensation.  Individuals serving as directors of the Bank shall be paid a meeting fee for each day in attendance at a regular or special meeting of the board of directors and shall receive no other compensation from the Bank other than reimbursement of expenses.  The following table illustrates the maximum annual compensation to be paid to various board member positions. The daily meeting fee shall be the maximum in the table below divided by six.

Position	Maximum Annual Compensation
Director	$ 45,000
Vice Chair of Board	$ 55,000
Chair of Board	$ 60,000
Audit Committee Chair	$ 55,000
Compensation Committee Chair	$55,000
Operations Committee Chair	$55,000
Housing and Governance Committee Chair	$55,000
Finance Chair	$55,000

2.	Number of Meetings. The board ofdirectors shall hold at least six regular board meetings per year. Special meetings of the board of directors may be held as provided in the Bank's bylaws.

3.
Reimbursement of Expenses.  Directors shall be entitled to reimbursement for all necessary and reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties as provided in the Directors and Executive Officers Travel Policy, except that directors may not be paid for gift or entertainment expenses.